PEI PENNSYLVANIA
    ENTERPRISES
    INC.

WILKES-BARRE CENTER
39 PUBLIC SQUARE, WILKES-BARRE, PENNSYLVANIA  18711-0601
                                                            March 22, 1996



Dear Participant in the Pennsylvania Enterprises, Inc. Dividend Reinvestment and Stock Purchase Plan:

         You recently received from Pennsylvania Enterprises, Inc. an Offer to Purchase up to 2,000,000 shares of its common stock (representing approximately 34.5% of the currently outstanding shares), at a price not greater than $39.00 nor less than $37.00 per share, dated March 11, 1996. Accompanying the Offer to Purchase were several transmittal documents, including an Election Form to be used to tender shares held in the Pennsylvania Enterprises, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"). The label affixed to the Election Form, however, mistakenly listed your total share ownership instead of only specifying the number of shares held by you in the Dividend Reinvestment Plan. Additionally, a separate Letter of Transmittal should have accompanied the Offer to Purchase, which must be used to tender shares held by you in your own name, should you elect to tender such shares.

         Accordingly, a new Election Form stating only the number of shares held by you in the Dividend Reinvestment Plan is enclosed. To properly tender shares held in the Dividend Reinvestment Plan, you must complete and return the enclosed Election Form in accordance with the instructions in the Election Form and the Memorandum to Participants in the Pennsylvania Enterprises, Inc. Dividend Reinvestment and Stock Purchase Plan which was mailed to you on March 11, 1996. Also enclosed is a Letter of Transmittal stating the number of shares held by you in your own name which must be completed in accordance with the instructions in the Letter of Transmittal and returned in addition to the Election Form, should you elect to tender shares held both in the Dividend Reinvestment Plan and in your own name. Both forms should be returned together to Chemical Mellon Shareholder Services, L.L.C. in the enclosed envelope.

         If you do not wish to participate in the offer, you do not need to take any action.

         Any questions, requests for assistance or requests for additional copies of the tender offer materials may be directed to D.F. King & Co., Inc. (the Information Agent), at the address and telephone number set forth on the back cover of the enclosed Letter of Transmittal.

                                        Sincerely,


                                        /s/Dean T. Casaday
                                        ------------------
                                        President and Chief Executive Officer


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